NEWS RELEASE
Exhibit 99
Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports First Quarter 2007 Financial Results
First Quarter 2007 Highlights Compared to First Quarter 2006
•	Sales increased 18 percent to $380.7 million

•	Operating income improved $69.3 million

•	Free cash flow increased by $14.2 million

•	Funded backlog increased 46 percent to $3.2 billion

Summary of Financial Results
$ in millions

	1st Quarter
	2007	2006	Change
Sales	$380.7	$322.8	18%
Operating income (loss)	$34.2	$(35.1)	197%
Net income (loss)	$19.2	$(51.5)	137%
Adjusted EBITDA *	$74.2	$36.3	104%
Free Cash Flow*	$2.3	(11.9)

*	Non-GAAP measure. A complete definition and reconciliation of non-GAAP measures, identified with an asterisk, is provided on page 9.
     DALLAS, May 16, 2007 — Vought Aircraft Industries, Inc. today reported financial results for its first quarter ending April 1, 2007.
First Quarter Results
     Net sales for the first quarter 2007 were $380.7 million, an increase of 18 percent compared with $322.8 million for the same period last year. The growth in sales was attributable to increases from our commercial and business jet programs.

•	Commercial sales increased by approximately $55.6 million, or 40 percent, compared with the first quarter of 2006. The increase was primarily due to timing of deliveries of $34.0 million for the Boeing 747 program and $6.2 million for the Boeing 777 program.

•	Military sales decreased approximately $14.2 million, or 11 percent from last year, primarily due to lower non-recurring sales for the C-5 program than the amount recorded in the first quarter last year.

•	Business jet sales increased by approximately $16.5 million, or 29 percent, primarily due to timing of deliveries and price increases on various programs.
     Funded backlog increased 46 percent to $3.2 billion at the end of the quarter compared to $ 2.2 billion for the same period last year, primarily due to increased orders for the 787 program. The calculation of backlog includes only funded orders, which causes backlog to be substantially lower than the estimated aggregate dollar value of the company’s contracts.
     Net income for the first quarter of 2007 was $19.2 million, compared to a net loss of $51.5 million for the same period last year. This increase was primarily due to higher sales and improved program margins resulting from cost reduction efforts and price increases. These improvements were partially offset by higher non-recurring program period expenses related to our Boeing 787 program.
     Adjusted EBITDA*, as defined in our senior secured credit agreement, was $74.2 million for the first quarter of 2007, compared to $36.3 million for the same period last year, an increase of $37.9 million. First quarter 2007 Adjusted EBITDA* includes lower non-recurring program costs, compared with 2006.
     Free Cash Flow* was $2.3 million for the first quarter, an increase of $14.2 million from last year, primarily due to lower capital expenditures. For the three months ended April 1, 2007, the net cash expenditures for the 787 program were $46 million including start-up, capital and production costs offset by advances and settlements.
     “We are pleased by the first quarter results. Clearly, the hard work that the company has put into improving our gross margin rate is showing up in the income statement,” said Vought’s President and Chief Executive Officer Elmer Doty. “The continuous improvement initiatives necessary to sustain these kinds of results are taking hold in our operations, but we still have far to go. Our most significant challenge remains our cash position given the large investments in new programs and the working capital required to support the additional revenue.”

787 Program Update
     The 787 program continues to be on track, meeting all our customer requirements. Last week Vought marked an important milestone, with delivery of its first aft fuselage barrels to Boeing. Doty added, “At this stage, we remain pleased with our progress. Our 787 team has delivered exceptionally well in their efforts, and I am confident in our ability to help ‘Deliver the Dream’. We are looking forward to celebrating the rollout of the first 787 in July.”
Non-GAAP Measure Disclosure
     EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by an asterisk *) as presented in this press release are supplemental measures of performance and Vought’s ability to satisfy its debt covenants. None of these measures is required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. The company believes it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these measures and GAAP is presented on page 9.
Conference Call Details
     Vought Aircraft Industries, Inc. will host a conference call on Monday May 21 at 11 a.m. Eastern time (10 a.m. Central time) to discuss its first quarter results. To access the conference call, dial (800)-299-7098 (United States) or (617)-801-9715 (International) with passcode 96203550. Please call 10 minutes prior to the start time.
     If you cannot listen to the conference call at its scheduled time, there will be a replay available through May 28, which can be accessed by dialing 888-286-8010 (United States) or 617-801-6888 (International) with passcode 18444056.
     Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.

About Vought
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales of approximately $1.6 billion and about 5,900 employees in nine U.S. locations.
Disclaimer on Forward Looking Statements
     This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the Company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in millions, except per share amounts)

	April 1,
	2007	December 31,
	(unaudited)	2006
Assets
Current assets:
Cash and cash equivalents	$90.0	$93.4
Accounts receivable	121.4	82.1
Inventories	323.7	337.8
Other current assets	19.2	7.3

Total current assets	554.3	520.6

Property, plant and equipment, net	526.1	530.4
Goodwill	527.7	527.7
Identifiable intangible assets, net	62.6	64.9
Debt origination costs, net and other assets	14.2	15.1

Total assets	$1,684.9	$1,658.7

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$103.4	$118.4
Accrued and other liabilities	64.9	76.2
Accrued payroll and employee benefits	31.1	40.8
Accrued post-retirement benefits-current	51.3	51.3
Accrued pension-current	37.0	25.6
Current portion of long-term bank debt	4.0	4.0
Capital lease obligation	1.1	1.3
Accrued contract liabilities	383.8	333.7

Total current liabilities	676.6	651.3

Long-term liabilities:
Accrued post-retirement benefits	477.0	478.8
Accrued pension	334.6	352.0
Long-term bank debt, net of current portion	412.0	413.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	183.5	186.9

Total liabilities	2,353.7	2,352.0

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,772,312 and 24,755,248 issued and outstanding at April 1, 2007 and December 31, 2006, respectively	0.3	0.3
Additional paid-in capital	415.5	414.8
Shares held in rabbi trust	(1.6)	(1.6)
Stockholders’ loans	(1.0)	(1.0)
Accumulated deficit	(622.1)	(641.3)
Accumulated other comprehensive loss	(459.9)	(464.5)

Total stockholders’ equity (deficit)	$(668.8)	$(693.3)

Total liabilities and stockholders’ equity (deficit)	$1,684.9	$1,658.7

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)
(unaudited)

	For the Three Months Ended
	April 1,	March 26,
	2007	2006
Net sales	$380.7	$322.8

Costs and expenses

Cost of sales	292.5	299.9
Selling, general and administrative expenses	54.0	58.0

Total costs and expenses	346.5	357.9

Operating income (loss)	34.2	(35.1)

Other income (expense)
Interest income	1.3	0.3
Other income (loss)	(0.1)	—
Equity in earnings (loss) of joint venture	(0.3)	(1.7)
Interest expense	(15.9)	(15.0)

Income (loss) before income taxes	19.2	(51.5)
Income taxes	—	—

Net income (loss)	$19.2	$(51.5)

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
($ in millions) (Unaudited)

	Three Months Ended
	April 1,	March 26,
	2007	2006
Operating activities
Net income (loss)	$19.2	$(51.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15.1	14.3
Stock compensation (income) expense	0.7	—
Equity in losses of joint venture	0.3	1.7
Loss from asset sales	0.4	0.1
Changes in current assets and liabilities:
Accounts receivable	(39.3)	(14.0)
Inventories, net of advances and progress billings	14.1	(26.6)
Other current assets	(3.2)	(3.0)
Accounts payable, trade	(15.0)	9.8
Accrued payroll and employee benefits	(9.7)	(0.7)
Accrued and other liabilities	—	(1.0)
Accrued contract liabilities	50.1	94.2
Other assets and liabilities—long-term	(12.9)	5.6

Net cash provided by (used in) operating activities	19.8	28.9
Investing activities
Capital expenditures	(17.5)	(40.8)
Investment in joint venture	(4.5)	—

Net cash provided by (used in) investing activities	(22.0)	(40.8)
Financing activities
Proceeds from short-term bank debt	—	65.0
Payments on short-term bank debt	—	(65.0)
Payments on long-term bank debt	(1.0)	—
Payments on capital leases	(0.2)	(0.2)
Proceeds from governmental grants	—	16.4

Net cash provided by (used in) financing activities	(1.2)	16.2

Net increase (decrease) in cash and cash equivalents	(3.4)	4.3
Cash and cash equivalents at beginning of period	93.4	10.1

Cash and cash equivalents at end of period	$90.0	$14.4

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months Ended
	April 1,	March 26,
	2007	2006	Change
Sales as Reported:
Commercial	$193.8	$138.2	$55.6
Military	114.5	128.7	(14.2)
Business jets	72.4	55.9	16.5

Total	$380.7	$322.8	$57.9

	Three Months Ended
	April 1,	March 26,
	2007	2006
% Mix for Ongoing Sales
Commercial	51%	43%
Military	30%	40%
Business jets	19%	17%

Total	100%	100%

	Three Months Ended
	April 1,	March 26,
	2007	2006	Change
Sales Backlog
Commercial	$2,034.7	$1,263.0	$771.7
Military	598.8	618.4	(19.6)
Business jets	606.8	341.8	265.0

Total sales backlog	$3,240.3	$2,223.2	$1,017.1

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
     In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), we also disclose non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. We provide reconciliations of these non-GAAP measures to the most comparable GAAP reporting. We believe that discussion of these non-GAAP measures excluding certain significant charges or credits provides additional insights into underlying business performance. EBITDA, Adjusted EBITDA and Free Cash Flow are not measures recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.
     We believe that the inclusion of Adjusted EBITDA and Free Cash Flow in the earnings release is appropriate to provide additional information to investors because these non-GAAP financial measures are used:
•	by securities analysts, bondholders, and other investors as an important measure of assessing our operating performance across periods on a consistent basis and our ongoing ability to meet our obligations and manage our levels of indebtedness;

•	as the measure for calculating metrics and covenants contained in the agreements governing our indebtedness;

•	by our management for assessing operating performance across periods on a consistent basis; and

•	by our board of directors and management for determining whether our operating performance has met specified targets and thresholds.
     Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and such measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of these non-GAAP financial measures are:
•	they do not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	they do not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	they do not reflect cash requirements for the payment of income taxes when due;

•	Free Cash Flow does not represent residual cash flow available for discretionary expenditures, because debt service requirements and other non-discretionary expenditures are not deducted;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations but may nonetheless have a material impact on our results of operations.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	Three Months Ended
	April 1,	March 26,
	2007	2006
Net Income (loss)	$19.2	$(51.5)

Plus:
Interest expense, net	14.6	14.7
Depreciation and amortization	14.3	13.5

EBITDA	$48.1	$(23.3)

Adjusted EBITDA
Plus:
Non-recurring investment in Boeing 787	23.8	21.1
Unusual charges — Plant consolidation and other non recurring program costs	0.6	29.8
Loss on disposal of property, plant and equipment	0.4	0.1
Pension & OPEB curtailment and non-cash expense related to FAS 87 & FAS 106	—	8.0
Other	1.3	0.6

Total Adjusted EBITDA	$74.2	$36.3

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	Three Months Ended
	April 1,	March 26,
	2007	2006
Cash flow provided by (used in) operating activities	$19.8	$28.9
Less: Capital expenditures	(17.5)	(40.8)

Free Cash Flow	$2.3	$(11.9)

Settlements	—	—

Free Cash Flow from Ongoing Operations	$2.3	$(11.9)